Exhibit 99.1

For Immediate Release

Company Contact:

Dr. Marlene Krauss

Chief Executive Officer

KBL Healthcare Acquisition Corp. II

212-319-5555

KBL HEALTHCARE ACQUISITION CORP. II TO ACQUIRE

SUMMER INFANT, INC. AND AFFILIATE COMPANIES

New York, NY, September 5, 2006 – KBL Healthcare Acquisition Corp. II (OTCBB: KBLH, KBLHU, KBLHW) (“KBL”) announced today it has entered into a definitive agreement to acquire privately held Summer Infant, Inc. (“Summer Infant”), a rapidly-growing, profitable designer, marketer and distributor of branded durable infant health, safety and wellness products.

Summer Infant’s current management team will remain in place to run the business following consummation of the acquisition. In addition, upon consummation of the acquisition, Jason Macari, Summer Infant’s Chief Executive Officer, will become Chief Executive Officer of KBL and Dr. Marlene Krauss will become Chairman of the Board of KBL. It is intended that, upon consummation of the acquisition, KBL will change its name to “Summer Infant, Inc.”

Dr. Krauss stated, “We believe that Summer Infant, with its proprietary product line, exceptional customer base, and experienced management team, is well-positioned to continue its history of strong organic growth. This transaction will provide capital that can not only enhance this growth but also enable the company to take advantage of select acquisition opportunities.”

Mr. Macari added, “We are extremely excited about this transaction as it will allow us to continue to invest in product development, design, and manufacturing and to further develop our retail relationships. These have been the keys to our growth strategy to date. We believe consumers are becoming more aware of the “Summer Infant” brand as evidenced by our growing market share and strong sales growth. We are excited to have the opportunity to further develop the brand.”

About Summer Infant

Based in North Smithfield, Rhode Island, Summer Infant is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years) which are sold principally to large U.S. retailers. Summer Infant currently has over sixty proprietary products, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats, and bouncers.

In North America, the company’s largest customers are Babies R Us, Target, K-Mart, Buy Buy Baby, Meijer, Chelsea & Scott (One Step Ahead) and Baby Depot (Burlington Coat Factory). In the United Kingdom, the largest customers are Mothercare, Toys R Us, Argos, Mammas & Pappas, Sainsbury and Tesco. In 2005, North America accounted for approximately 90% of revenue and the United Kingdom accounted for approximately 10%.

Following the purchase of its predecessor company and its incorporation in 2001, Summer Infant has experienced rapid organic growth under the direction of Chief Executive Officer and principal owner, Jason P. Macari and his experienced senior management team. Net sales have grown from less than $1 million in 2001 to approximately $35.4 million in 2005, reflecting a compound annual growth rate of over 200%. Net sales for the first half 2006 were approximately $26.1 million, an increase of over 55% as compared to net sales of approximately $16.7 million for the first half 2005.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) has grown from approximately ($0.3) million in 2001 to approximately $2.1 million in 2005. EBITDA for the first half of 2006 was approximately $2.5 million, an increase of almost 150% as compared to EBITDA of $1.0 million for the first half of 2005. EBITDA as a percent of net sales increased from 5.9% for the first half of 2005 to 9.4% for the first half of 2006.

Infant Health, Safety and Wellness Market Background

According to the Juvenile Products Manufacturer’s Association, the juvenile products industry represents approximately $5.75 billion in annual U.S. retail sales. Summer Infant management estimates that this market exceeds $12 billion with the inclusion of Canada, Western Europe, Australia and similarly developed markets. In its March 2005 report, Mintel Consumer Intelligence estimated the U.S. market for baby durables (which encompasses Summer Infant’s current infant health, safety and wellness products) at $2.5 billion in 2004 and projects growth to $2.9 billion by 2009.

Summer Infant’s management believes that several market trends will continue to drive significant growth in its product categories. Specifically, consumers in this market are skewed towards first-time parents who are heavily influenced by “best for baby” perceptions, product innovation and quality, traits that are well-aligned with the company’s product/business strategy. Demographic trends, including couples having children later in life (with an attendant increase in disposable income) and increased public awareness of the importance of infant health, safety and wellness also contribute to consumers’ willingness to spend more on products perceived to deliver greater value to them and their children.

Summary of the Transaction

Under the terms of the acquisition agreement, KBL will purchase Summer Infant and its two affiliate companies, Summer Infant Europe, Limited, and Summer Infant Asia, Ltd., for an initial payment of $20.0 million in cash and 3,916,667 shares of KBL common stock, subject to certain closing adjustments based on net worth. KBL will also assume or repay Summer Infant’s outstanding debt (approximately $10.1 million as of 6/30/06) at closing.

The Summer Infant stockholders would also be entitled to receive up to an aggregate of $5.0 million in additional performance payments based on 50% of audited EBITDA in excess of $4.2 million, $10.0 million and $15.0 million for the years ended December 31, 2006, 2007 and 2008 respectively. In addition, they will be entitled to receive an additional 2.5 million shares of KBL common stock if the closing market price of KBL’s common stock exceeds $8.50 for 20 out of 30 trading days at any time prior to April 20, 2009.

The closing of the acquisition is subject to customary closing conditions, including approval of the acquisition agreement by the stockholders of KBL. In addition, the closing is conditioned on holders of less than 20% of the shares of KBL common stock voting against the acquisition and electing to convert their KBL common stock into cash, as permitted by the KBL certificate of incorporation. All of the stockholders, officers and directors of Summer Infant have agreed not to sell any of the KBL shares they will receive until April 21, 2008, subject to certain exceptions.

Following the completion of the transaction, the board of directors of KBL will consist of seven members, with two members nominated by certain stockholders of KBL, two members nominated by Summer Infant’s former stockholders and three members jointly nominated.

About KBL Healthcare Acquisition Corp. II

KBL Healthcare Acquisition Corp. II was formed on December 9, 2004 to serve as a vehicle to effect a business combination with an operating business in the healthcare or a health-related industry. KBL’s registration statement for its initial public offering was declared effective on April 21, 2005 and the offering closed on April 27, 2005, generating gross proceeds of $55.2 million from the sale of 9.2 million units, including the full exercise of the underwriters’ over-allotment option. Each unit was comprised of one share of KBL common stock and two warrants, each with an exercise price of $5.00. As of June 30, 2006, KBL held approximately $51.2 million in a trust account maintained by an independent trustee, which will be released to KBL upon the consummation of the business combination.

Forward Looking Statements

This press release, and other statements that KBL may make, including statements about the benefits of the transaction with Summer Infant, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to KBL’s and Summer Infant’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

KBL cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and KBL assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in KBL’s filings with the Securities and Exchange Commission (SEC) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: general economic and business conditions in the U.S. and abroad, changing interpretations of generally accepted accounting principles, changes in market acceptance of the company’s products, inquiries and investigations and related litigation, fluctuations in customer demand, management of rapid growth, intensity of competition as well as other relevant risks detailed in KBL’s filings with the Securities and Exchange Commission, including its report on Form 10-QSB for the period ended June 30, 2006. The information set forth herein should be read in light of such risks. Neither KBL nor Summer Infant assumes any obligation to update the information contained in this press release.

KBL’s prospectus and subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

Additional Information

KBL intends to file with the SEC a proxy statement on Schedule 14A in connection with the proposed transaction. STOCKHOLDERS OF KBL AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, KBL’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THIS PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION.

The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the acquisition. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, once available, at the SEC’s Internet site http://www.sec.gov or by directing a request to KBL Healthcare Acquisition Corp. II at 757 Third Avenue, New York, NY 10017. As a result of the review by the SEC of the proxy statement, KBL may be required to make changes to its description of the acquired business or other financial or statistical information contained in the proxy statement.

Such persons can also read KBL’s final prospectus, dated April 21, 2005, for a description of the security holdings of the KBL officers and directors and of EarlyBirdCapital, Inc. (“EBC”), the underwriters of KBL’s initial public offering consummated on April 27, 2005, and their respective interests in the successful consummation of this business combination.

Summer Infant, Inc. and Affiliates

Consolidated Balance Sheets

(Unaudited)

(in thousands of US dollars)

	As of June 30, 2006	As of December 31, 2005
Cash and equivalents	$90	$1,115
Trade receivables	7,905	6,542
Inventory	9,711	7,860
Prepaid expenses	316	198

Total current assets	18,022	15,716
Property and equipment, net	3,013	2,342
Goodwill and intangibles	174	182

Total assets	$21,210	$18,240

Line of credit	$8,991	$7,087
Accounts payable	5,357	6,711
Accrued expenses	1,505	958
Notes payable – short term	280	280

Total current liabilities	16,134	15,027
Notes payable – long term	920	560

Total liabilities	17,054	15,587
Common stock & paid in capital	133	133
Retained earnings	2,103	1,306

Total stockholders equity	4,156	2,661
Total liabilities & stockholders equity	$21,210	$18,240

Consolidated balance sheets and statements of operations were prepared by Summer Infant as a private company, in accordance with U.S. generally accepted accounting principles and may not conform to SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the acquisition.

Summer Infant, Inc. and Affiliates

Consolidated Statements of Operations

(Unaudited)

(in thousands of US dollars)

	Six Months Ended June 30		Fiscal Year Ended December 31, 2005
	2006	2005
Net sales	$26,133	$16,651	$35,426
Cost of goods sold	16,254	11,212	23,317

Gross profit	9,879	5,439	12,109
Selling, general & administrative expenses	7,433	4,449	10,058
Depreciation & amortization	288	156	380

Income from operations	2,158	834	1,671
Interest expense	402	117	448
Other expense/(income)	(2)	0	1

Net income	$1,758	$717	$1,223

EBITDA	$2,448	$990	$2,051

Consolidated balance sheets and statements of operations were prepared by Summer Infant as a private company, in accordance with U.S. generally accepted accounting principles and may not conform to SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the acqusition.